Exhibit 10.1

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

     This Third Amendment to Loan and Security Agreement (the “Third Amendment”) is made as of this 27th day of October, 2004 by and among:

     Fleet Retail Group, Inc. (formerly known as Fleet Retail Finance Inc.) (the “Agent”), a Delaware corporation with its principal executive offices at 40 Broad Street, Boston, Massachusetts, for the Revolving Credit Lenders party to the Agreement (defined below), and

     The CIT Group/Business Credit, Inc. (the “Co-Agent”), a New York Corporation with offices at 300 S. Grand Avenue, 3rd Floor, Los Angeles, California 90071, and

     The Revolving Credit Lenders party to the Agreement, and

     Hastings Entertainment, Inc. (the “Borrower”), a Texas corporation with its principal executive offices at 3601 Plains Boulevard, Amarillo, Texas 79102 in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

WITNESSETH:

     WHEREAS, on August 29, 2000, the Agent, the Co-Agent, the Revolving Credit Lenders and the Borrower entered in a certain Loan and Security Agreement which was amended pursuant to a certain First Amendment to Loan and Security Agreement dated August 23, 2002, and pursuant to a certain Second Amendment to Loan and Security Agreement dated December 9, 2003 (as the same may have further been amended from time to time, collectively, the “Agreement”); and

     WHEREAS, the Agent, the Co-Agent, the Revolving Credit Lenders and the Borrower desire to modify certain provisions of the Agreement as set forth herein.

     NOW, THEREFORE, it is hereby agreed among the Agent, the Co-Agent, the Revolving Credit Lenders and the Borrower as follows:

1.	Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Agreement.

2.	Amendment to Article 1. The provisions of Article 1 of the Agreement are hereby amended by adding the following new definition thereto:

     "Third Amendment Effective Date”: Shall mean October 27, 2004, the effective date of that certain Third Amendment to Loan and Security Agreement by and among the Borrower, the Agent, the Co-Agent and the Revolving Credit Lenders.

3.	Amendment to Article 5. Section 5-11 of the Agreement is hereby amended by inserting the following provision at the end thereof:

     “Notwithstanding the foregoing, for the period commencing as of the Third Amendment Effective Date through and including December 15, 2004, only, the Borrower shall maintain Availability of not less than $5 Million at all times:

4.	Ratification of Loan Documents. Except as provided herein, all terms and conditions of the Agreement and the other Loan Documents remain in full force and effect. The Borrower hereby ratifies, confirms, and reaffirms all representations, warranties, and covenants contained therein and hereby represents that no Events of Default exist under the Loan Documents. The Borrower further ratifies and confirms that any and all Collateral previously granted to the Agent for the ratable benefits of the Revolving Credit Lenders continues to secure the existing Liabilities as well as the Liabilities as amended hereby, and any future Liabilities.

5.	Conditions to Effectiveness. This Third Amendment shall be become effective upon the satisfaction of the following conditions precedent:

a.	This Third Amendment shall have been duly executed and delivered by each of the Borrower, the Revolving Credit Lenders and the Agent and shall be in full force and effect.

b.	The Borrower shall have delivered to the Agent its Secretary’s Certificate with certified copies of (i) Incumbency Certificate; (ii) Specimen Signatures; and (iii) Resolutions.

c.	All proceedings in connection with the transactions contemplated by this Third Amendment and all documents incident thereto shall be reasonably satisfactory in substance and form to the Agent, and the Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonable request. Further, the Borrower shall have delivered to the Agent such additional documents which the Agent may reasonably request, including, without limitation, a ratification by each guarantor of their respective guaranties.

d.	The Borrower shall have paid all reasonable costs and expenses of the Agent including, without limitation, all attorney’s fees and expenses incurred by the Agent in connection with the Agreement, the Loan Documents, and the preparation, negotiation and execution of this Third Amendment.

6.	Miscellaneous.

     (a) This Third Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

     (b) This Third Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

     (c) Any determination that any provision of this Third Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Third Amendment.

     (d) The Borrower shall pay on demand all costs and expenses of the Agent, including, without limitation, reasonable attorneys’ fees in connection with the preparation, negotiation, execution and delivery of this Third Amendment.

     (e) The Borrower warrants and represents that the Borrower has consulted with independent legal counsel of the Borrower’s selection in connection with this Third Amendment and is not relying on any representations or warranties of any Revolving Credit Lender or the Agent or their respective counsel in entering into this Third Amendment.

     (f) The Borrower acknowledges and agrees that the Borrower does not have any claims, counterclaims, offsets, or defenses against any Revolving Credit Lender or the Agent directly or indirectly relating to the Borrower’s relationship with and/or the Borrower’s Liabilities, and to the extent that the Borrower has or ever had any such claims, counterclaims offsets, or defenses against any of the Revolving Credit Lenders or the Agent, the Borrower affirmatively WAIVES the same. The Borrower, and for its representatives, successors and assigns, hereby RELEASES, and forever discharges the Revolving Credit Lenders and the Agent and their respective officers, directors, agents servants, attorneys, and employees, and their respective representatives, successors and assigns, of, to, and from all known debts, demands, actions, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands, or liabilities whatsoever, of every name and nature, both at law and in equity through the date hereof.

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     IN WITNESS WHEREOF, the parties have hereunto caused this Third Amendment to be executed and their seals to be hereto affixed as of the date first above written.

HASTINGS ENTERTAINMENT, INC. (“Borrower”)

By:	/s/ John H. Marmaduke

Name:	John H. Marmaduke

Title:	President & CEO

FLEET RETAIL GROUP, INC.
(“Agent”)

By:	/s/ Keith Vercauteren

Name:	Keith Vercauteren

Title:	Director

THE CIT GROUP/BUSINESS CREDIT,
INC.
(“Co-Agent”)

By:	/s/ Mike Richman

Name:	Mike Richman

Title:	Vice President